Exhibit 99.1

Hub Group Receives Expected Deficiency Notice from Nasdaq Related to

Delayed Filing of Quarterly Report on Form 10-Q

OAK BROOK, Ill., May 21, 2026 -- Hub Group, Inc. (Nasdaq: HUBG) today announced that on May 19, 2026, as expected, it received a notice indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) as a result of its failure to timely file its Form 10-Q for the quarter ended March 31, 2026 (the “Form 10-Q”). The Listing Rule requires Nasdaq-listed companies to timely file all required periodic reports with the SEC.

The Notice has no immediate effect on the listing or trading of the Company’s common stock on Nasdaq. As previously disclosed, the Nasdaq Stock Market LLC (“Nasdaq”) has granted a 180-day exception period, or until September 14, 2026, for the Company to regain compliance with the Listing Rule. The Company intends to regain compliance on or prior to such date.

Hub Group continues to work diligently to complete the restatements of its financial statements for the years ended December 31, 2024 and 2023 and the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025 and to file its Form 10-K for the year ended December 31, 2025. The Company expects to file the Form 10-Q for the quarter ended March 31, 2026 as soon as practicable after the filing of the Form 10-K.

Certain Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements, provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of the restatement of the Company’s financial statements for the impacted periods and the filing of its Form 10-K for the year ended December 31, 2025 and its Form 10-Q for the quarterly period ended March 31, 2026, Hub Group’s plans to regain compliance with Nasdaq’s listing rules, and any other statements regarding Hub Group’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that might cause the actual performance of Hub Group to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the Company’s ability to complete the previously-announced restatement of its financial statements; the impact that further delays in the financial close process or the related audit may have on Hub Group’s business, financial condition and results of operations, and other risks discussed under the “Risk Factors” section in Hub Group’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. These forward-looking statements speak only as of the date hereof and Hub Group assumes no obligation to update any such forward-looking statements.

About Hub Group

Hub Group offers comprehensive transportation and logistics management solutions. Keeping our customers’ needs in focus, Hub Group designs, continually optimizes, and applies industry-leading technology to our customers’ supply chains for better service, greater efficiency, and total visibility. As an award-winning, publicly traded company (Nasdaq: HUBG), our approximately 6,000 employees and drivers across the globe are always in pursuit of “The Way Ahead” – a commitment to service, integrity and innovation. For more information, visit hubgroup.com.

CONTACT: Garrett Holland, InvestorRelations@hubgroup.com